Exhibit 99.1

Pamrapo Bancorp Reports First Quarter Results

BAYONNE, NJ – 04/21/2004 – Pamrapo Bancorp, Inc. (NASDAQ. PBCI) today reported net income for the first quarter ended March 31, 2004.

Net income for the first quarter of 2004 amounted to $1.946 million, or 39 cents per share, as compared with $1.847 million, or 36 cents per share in the first quarter of 2003. The weighted average number of diluted shares outstanding during the 2004 and 2003 periods was 5.001 million and 5.146 million, respectively.

Pamrapo’s book value per share at March 31, 2004 was $10.50.

Pamrapo Bancorp is holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates nine branch offices in Bayonne, Fort Lee, Hoboken and Monroe, New Jersey.

PAMRAPO BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

(Unaudited)

	Quarter ended March 31,
	2004	2003
Interest income:
Loans	$6,133	$6,931
Mortage-backed securities	2,453	2,124
Investments and other interest-earning assets	244	288

Total interest income	8,830	9,343

Interest expense:
Deposits	2,024	2,624
Advances and other borrowed money	798	999

Total interest expense	2,822	3,623

Net interest income	6,008	5,720
Provision for loan losses	10	30

Net interest income after provision for loan losses	5,998	5,690

Non-interest income:
Fees and service charges	320	342
Miscellaneous	291	231

Total non-interest income	611	573

Non-interest expenses:
Salaries and employee benefits	1,927	1,715
Net occupancy expense of premises	247	260
Equipment	304	362
Advertising	62	44
Miscellaneous	826	775

Total non-interest expenses	3,366	3,156

Income before income taxes	3,243	3,107

Income taxes	1,297	1,260

Net income	$1,946	$1,847

Basic/diluted earnings per common share	$.39	$.36

Dividends per common share	$.21	$.20

“Weighted average number of common shares and common stock equivalents outstanding:”
Basic	4,974	5,146

Diluted	5,001	5,146

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Cash and amounts due from depository institutions	$18,074	$10,126
Securities available for sale	3,842	3,922
Investment securities held to maturity	9,396	9,422
Mortgage-backed securities held to maturity	211,826	218,418
Loans receivable	378,747	378,641
Premises and equipment	4,007	4,093
Investment in real estate	128	130
Federal Home Loan Bank of New York stock, at cost	4,744	4,744
Interest receivable	2,929	2,838
Other assets	5,156	4,561

Total assets	$638,849	$636,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$489,883	$492,161
Advances from Federal Home Loan Bank of N.Y.	89,000	87,000
Other borrowed money	110	118
Advance payments by borrowers for taxes, insurance	3,347	3,496
Other liabilities	4,279	2,797

Total liabilities	$586,619	$585,572

Stockholders’ equity:
Common stock; par value $.01; authorized: 25,000,000 shares; 6,900,000 shares issued; 4,974,313 shares outstanding	69	69
Paid-in capital in excess of par value	18,957	18,957
Retained earnings—substantially restricted	55,524	54,622
Accumulated other comprehensive income—net	248	243
Treasury stock at cost: 1,925,687 shares	(22,568)	(22,568)
Total stockholders’ equity	$52,230	$51,323

Total liabilities and stockholders’ equity	$638,849	$636,895

CONTACT

Robert A. Hughes

CPA, Vice President

201-339-4600